Exhibit (a)(1)(H)

KUSHCO HOLDINGS, INC.

Form of reminder e-mail to eligible Participants regarding the OPTION EXCHANGE PROGRAM

Subject: Option Exchange Program—Personal and Confidential

If you are thinking about participating in the option exchange program (the “Exchange Offer”) offered by KushCo Holdings, Inc. but have not yet done so and remain undecided, there is still time. Please remember that participation in this Exchange Offer is strictly voluntary. Neither KushCo Holdings, Inc. nor its Board of Directors is making any recommendation as to whether or not you should participate. Participation carries risks, and there is no guarantee that, if you elect to participate in the Exchange Offer, you will receive greater value from the new stock options (“Replacement Options”) than you may receive from your currently held eligible stock options (the “Eligible Options”).

The Exchange Offer commenced on July 31, 2020 and will expire at 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended). If you wish to participate in the Exchange Offer, you must notify us by 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the “Offer to Exchange” document, dated July 31, 2020, and other materials in the Tender Offer Statement on Schedule TO (collectively, the “Tender Offer Documents”) filed by KushCo Holdings, Inc. with the Securities and Exchange Commission (the “SEC”), which were previously provided to you and can be accessed at www.sec.gov. The Tender Offer Documents are also re-attached to this email for ease of reference.

If we do not receive your completed and signed Notice of Election to Participate in the Option Exchange Program (a form of which is attached to this email) by 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended), you will be treated as having chosen not to participate in the Exchange Offer and your Eligible Options will remain outstanding pursuant to their current terms and conditions.

This notice does not constitute the Offer to Exchange document. You should read the Tender Offer Statement on Schedule TO and exhibits, including the “Offer to Exchange” document, dated July 31, 2020, because they contain important information about the Exchange Offer. You can access these documents at the SEC’s website at www.sec.gov, and they are attached to this email. Neither KushCo Holdings, Inc. nor its Board of Directors is making any recommendation as to whether or not you should participate in the Exchange Offer. You must make your own decision as to whether or not to participate, and KushCo Holdings, Inc. strongly recommends that you consult with your own legal, financial and tax advisor(s) in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.